UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 7, 2020 (October 2, 2020)

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, CHF 0.10 par value	RIG	New York Stock Exchange
0.50% Exchangeable Senior Bonds due 2023	RIG/23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Notice of Alleged Default

On September 8, 2020, Transocean Ltd. filed a current report on Form 8-K (the “Prior Report”) disclosing that Transocean Inc. (together with Transocean Ltd., “Transocean” or the “Company”) had received a notice of alleged default in respect of Transocean Inc.’s 8.00% Senior Notes due 2027 (the “2027 Guaranteed Notes” and, such notice, the “2027 Notes Notice”) and that counsel to the holders delivering the 2027 Notes Notice indicated that a similar notice, based on the same alleged default, may be delivered in respect of Transocean Inc.’s 7.25% Senior Notes due 2025 (the “2025 Guaranteed Notes”). On October 2, 2020, funds managed by, or affiliated with, Pacific Investment Management Company LLC (“PIMCO”), Whitebox Advisors LLC (“Whitebox”) and certain other advisors and holders (collectively, the “Holders”), who together purport to hold approximately $211 million in aggregate principal amount of 2025 Guaranteed Notes, delivered such notice of alleged default and conditional declaration of acceleration (the “2025 Notes Notice”) to Transocean Inc. alleging a breach of the indenture governing the 2025 Guaranteed Notes (the “2025 Notes Indenture”). The 2025 Notes Notice alleges a default occurred in connection with Transocean’s previously announced internal reorganization, which included the formation of Transocean Mid Holdings 1 Limited (“Mid Holdings 1”), Transocean Mid Holdings 2 Limited (“Mid Holdings 2”) and Transocean Mid Holdings 3 Limited (“Mid Holdings 3”, and collectively with Mid Holdings 1 and Mid Holdings 2, the “Structurally Senior Guarantors”). The allegations in the 2025 Notes Notice — that the Structurally Senior Guarantors should have, but did not, guarantee the 2025 Guaranteed Notes — are the same as the allegations in the 2027 Notes Notice.

Transocean strongly disagrees with the assertion made by the Holders in the 2025 Notes Notice and, as with the 2027 Notes Notice, is demanding a withdrawal of the Notice by response letter thereto. Transocean maintains that the previously announced internal reorganization and exchange transactions (the “Exchange Transactions”) comply with the terms of its existing indentures (including the 2025 Notes Indenture and the indenture governing the 2027 Guaranteed Notes) and that the Structurally Senior Guarantors are not required to, and will not, guarantee any of Transocean’s notes that were outstanding prior to the Exchange Transactions (including the 2025 Guaranteed Notes and the 2027 Guaranteed Notes). Transocean believes the allegations in the 2025 Notes Notice and related allegations in the 2027 Notes Notice are meritless and will continue to defend itself vigorously against such claims, as well as any related future claims, to ensure that any such wrongful notices do not result in an improper event of default or acceleration. Transocean has proactively taken various affirmative steps to further protect its interests and the interests of its stakeholders, including actions in connection with the pending lawsuit initiated by Whitebox as described below under Item 8.01.

Following the Exchange Transactions, which reduced the principal amount of the 2025 Guaranteed Notes by approximately $207 million, there was approximately $543 million aggregate principal amount of 2025 Guaranteed Notes outstanding as of October 6, 2020.

As with the 2027 Notes Notice, if it is ultimately determined that a default exists under the 2025 Notes Indenture and that the 2025 Notes Notice was properly provided by such holders, following a 90-day grace period, upon a valid declaration of acceleration by at least 25% of the then-outstanding aggregate principal amount of the 2025 Notes, all unpaid principal, interest and other obligations under the 2025 Notes Indenture would be due and payable unless holders waived such acceleration or the underlying default had been cured. An acceleration of Transocean’s obligations under the 2025 Notes Indenture would result in an event of default under its $1.3 billion revolving credit facility, which, upon the direction of, and if not waived by, the lenders holding at least 50% of the principal amount of commitments under the revolving credit facility could result in a termination of the commitments and acceleration of all outstanding principal thereunder. As of June 30, 2020, Transocean had no outstanding borrowings and $25 million of letters of credit issued under its revolving credit facility. While we are currently engaging in discussions with the lenders under the revolving credit facility to seek to address the foregoing matters, we have no assurances at this time as to the results of those discussions, notwithstanding Transocean’s belief that the 2025 Notes Notice and 2027 Notes Notice are meritless and there is no default.

Item 8.01	Other Events

Update on Litigation Regarding 2027 Notes Notice

Transocean continues to proactively take steps to protect its interests and the interests of its stakeholders against what Transocean believes to be meritless allegations by the Holders that are designed to attempt to force the Company into an unnecessary comprehensive restructuring. Further to the September 3, 2020 denial by the United States District Court for the Southern District of New York (the “Court”) of a request for a temporary restraining order and preliminary injunction sought by Whitebox (the “Plaintiffs”) based upon the underlying allegations asserted in the 2027 Notes Notice, Transocean filed an answer to the complaint with the Court on September 23, 2020, asserting various counterclaims against Whitebox and seeking a declaratory judgment that, among other matters, the Exchange Transactions comply with the indenture governing the 2027 Guaranteed Notes and no default has occurred or exists under the 2027 Guaranteed Notes as a result thereof. Transocean is further seeking an expedited ruling on its counterclaims from the Court in an effort to efficiently dispose of the underlying allegations contained in the 2027 Notes Notice. Transocean has and will continue to vigorously and proactively protect its and its stakeholders’ interests and will continue to assert such claims as it believes necessary in such regard as well as defend itself against what it believes to be meritless allegations in this lawsuit and any related future suits or claims.

Item 9.01Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 7, 2020	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person